[LOGO OF SANZ]                                              [LOGO OF EARTHWHERE]

                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Liolios Group, Inc.
Ronald Both, 949-574-3860
ron@liolios.com

             SANZ Announces Operating Results for First Quarter 2006

                          Improves Cash Flow and Raises
          Additional $1.5 Million in Equity with Institutional Investor

Englewood, Colorado, May 15, 2006 - SAN Holdings, Inc. (OTCBB: SANZ) reported revenue of $14.3 million and gross profit of $3.5 million for its quarter ending March 31, 2006. Net loss for the March 2006 quarter was $1.6 million versus $1.5 million for the March 2005 quarter. Net loss available to common shareholders was $7.3 million (net loss per share of $0.06), and included a deemed dividend related to the beneficial conversion feature of convertible Series A preferred stock issued by SANZ in March 2006. Excluding this item, net loss per share would have been $0.01 as compared to a net loss per share of $0.01 in the March 2005 quarter.

Bob Ogden, SANZ' CFO, stated, "For the quarter, revenue was down and gross margin was up slightly when compared to the prior year. Our professional services revenue continued to show year on year growth both in total and as a percent of revenue, in spite of the delays in Federal budget approvals that had a negative effect on total services revenue and technical resource utilization in our Federal Storage Solutions business, and slowed project approvals for EarthWhere(TM) releases. Our operating expenses, which included for the first time a non-cash charge for stock-based compensation, increased significantly year on year, reflecting the impact of the increase in staff undertaken in late 2005 in our EarthWhere business where software and business development expenses were up by more than $500,000 over our March 31, 2005 quarter. Our cash flow from operations was a positive $944,000."

SANZ' CEO, John Jenkins, noted, "While our commercial storage solutions business performed better than expected in the March 2006 quarter, as noted above, the contribution of our Federal business in both Storage Solutions and EarthWhere was hurt by the delays in the Federal budget approval process. With the release of new engagements, our Federal professional services business is now showing improved utilization and we have a good pipeline of EarthWhere software and service engagements that we expect to land in the June quarter. These include some significant new clients, and reflect financial return on the significant investment in resources we have made." He added, "Our commercial Storage Solutions business looks to continue to build on its good momentum of the first quarter."

                                  --- more ---

SANZ also announced that it had recently completed the final round of its private equity financing that included an institutional investor in the amount of $1.5 million. SANZ has closed approximately $5.0 million in new cash equity financing since late February of this year.

Monarch Capital Group, LLC has served as the placement agent for SANZ' recent equity transactions.

CFO, Bob Ogden, added, "Completing our equity raise has made a dramatic difference in the Company's balance sheet and, we believe, in the way SANZ is now perceived by investors, customers and suppliers. We improved our working capital by approximately $17.4 million through new cash infusion and debt conversion, and have provided a solid capital foundation for our business."

About SANZ

SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ' software product, EarthWhere, is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings, Inc. http://www.sanz.com

FORWARD LOOKING STATEMENTS:

This press release contains statements that are "forward looking statements" under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company's sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company's products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

SAN Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

                                                     March 31,     December 31,
                                                       2006           2005
                                                    -----------    -----------
Assets
    Cash and cash equivalents                       $     1,083    $         6
    Accounts receivable, net                             10,457         11,832
    Other current assets                                  3,152          2,912
                                                    -----------    -----------
       Total Current assets                         $    14,692    $    14,750

    Property & equipment, net                               645            673
    Capitalized software, net                             1,121            872
    Goodwill                                             22,808         22,808
    Intangible assets, net                                1,664          1,736
    Other assets                                            368            378
                                                    -----------    -----------
       Total assets                                 $    41,298    $    41,217
                                                    ===========    ===========

Liabilities and Stockholders' Equity

    Bank debt                                       $     5,054    $    20,401
    Other current liabilities                            15,016         13,975
                                                    -----------    -----------
       Total current liabilities                         20,070         34,376

    Long-term debt                                        5,335             --

    Total Stockholders' Equity                           15,893          6,841
                                                    -----------    -----------
    Total Liabilities & Stockholders' Equity        $    41,298    $    41,217
                                                    ===========    ===========

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for share and per share data)

                                                                      For the three months ended
                                                                  March 31, 2006      March 31, 2005
                                                                  --------------      --------------
Revenue                                                           $       14,272      $       15,516
Cost of sales                                                             10,765              11,759
                                                                  --------------      --------------
Gross profit                                                               3,507               3,757

Gross margin percentage                                                     24.6%               24.2%

Selling, engineering and general and administrative expenses               4,358               3,561
Depreciation and amortization                                                260                 308
                                                                  --------------      --------------

Loss from operations                                                      (1,111)               (112)

Interest expense                                                            (474)               (347)

Charge for warrants issued to related party for debt guaranty                 --              (1,049)

Other income (expense)                                                       (14)                 (5)
                                                                  --------------      --------------

Net loss                                                          $       (1,599)     $       (1,513)
                                                                  ==============      ==============

Deemed dividend related to beneficial conversion feature of
  convertible Series A Preferred Stock                                    (5,715)                 --

Net loss available to common stockholders                         $       (7,314)     $       (1,513)
                                                                  ==============      ==============

Basic and diluted net loss per share                              $        (0.06)     $        (0.01)
                                                                  ==============      ==============

Weighted average common shares used in the calculation
  of basic and diluted net loss per share                            115,878,022         103,835,445
                                                                  ==============      ==============

SAN Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

                                                                 For the three months ended
                                                              March 31, 2006     March 31, 2005
                                                              --------------     --------------
Net cash provided by (used in) operating activities           $          944     $       (3,334)

Net cash used in investing activities                                   (434)              (278)

Net cash provided by financing activities                                567              4,877
                                                              --------------     --------------

Net increase in cash and cash equivalents                     $        1,077     $        1,265

Cash and cash equivalents at beginning of period                           6                486

Cash and cash equivalents at end of period                    $        1,083     $        1,751
                                                              ==============     ==============

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